Registration No. 333-

As filed with the Securities and Exchange Commission on September 20, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GALMED PHARMACEUTICALS LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Galmed Pharmaceuticals Ltd.

16 Tiomkin Street,

Tel Aviv, Israel 6578317

Tel: (+972) (3) 693-8448

(Address of Principal Executive Offices)(Zip Code)

2013 Incentive Share Option Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19715

(302) 738-6680

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

With a copy to:

Shachar Hadar Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972-3-610-3100	Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Tel: (212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value NIS 0.01 per share	1,250,000 (3)	$12.885 (2)	$16,106,250 (2)	$2,006

(1)	This Registration Statement shall also cover any additional ordinary shares which become issuable under the 2013 Incentive Share Option Plan (the “2013 Plan”) of Galmed Pharmaceuticals Ltd. (the “Registrant” or the “Company”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding ordinary shares.

(2)	The proposed maximum offering price per share is calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee on the basis of $12.885 per share, the average of the high and low price of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on September 17, 2018.

(3)	Consists of 1,250,000 ordinary shares available for future issuance under options that have not been issued under the 2013 Plan.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is for Galmed Pharmaceuticals Ltd. (the “Registrant”) to register an additional 1,250,000 ordinary shares, par value NIS 0.01, for issuance under the Registrant’s 2013 Incentive Share Option Plan (the “2013 Plan”).

In accordance with General Instruction E of Form S-8, the contents of the Registrant’s Registration Statements on Form S-8 (File No. 333-206292), filed with the Securities and Exchange Commission (the “Commission”) on August 11, 2015, are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information. *

* The documents containing the information specified in this Part I of Form S-8 (plan information and Registrant information and employee plan annual information) will be sent or given to employees as specified by the Commission pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)   the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 13, 2018;

(2)   the description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 8-A12B (File No. 001-336345) filed with the Commission on March 11, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(3)   the Registrant’s Reports on Form 6-K furnished to the Commission on January 2 ,2018, February 7, 2018, February 14, 2018, March 13, 2018, April 3, 2018, April 4, 2018, May 9, 2018, June 12, 2018, June 18, 2018, June 21, 2018, July 19, 2018, August 2, 2018 and August 30, 2018 (in each case to the extent expressly incorporated by reference into the Registrant’s effective registration statements filed by it under the Securities Act).

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission, in each case prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Under the Israeli Companies Law 5759-1999, (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of the duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Company’s Articles of Association include such a provision. The Company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law the Israeli Securities Law, 5728-1968 (the “Securities Law”), a company may indemnify, or undertake in advance to indemnify, an office holder for the following liabilities and expenses, imposed on an office holder or incurred by an office holder due to acts performed by him or her as an office holder, provided its articles of association include a provision authorizing such indemnification:

•	a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or as a monetary sanction;

•	a monetary liability imposed on him or her in favor of an injured party at an Administrative Procedure (as defined below) pursuant to Section 52(54)(a)(1)(a) of the Securities Law;

•	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

•	An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that such act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party;

•	a monetary liability imposed on the office holder in favor of a third-party;

•	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

•	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Nevertheless, under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company in the event office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive unlawful personal benefit; or

•	a fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders require the approval of the remuneration committee, board of directors and, in certain circumstances, the shareholders, as described above under “Item 6—Directors, Senior Management and Employees—B. Compensation” in the Company’s Annual Report for the year ended December 31, 2017, on Form 20-F incorporated by reference herein.

Our Articles of Association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Each of our office holders have entered into an indemnification agreement with us, exculpating them, to the fullest extent permitted by Israeli law, from liability to us for damages caused to us as a result of a breach of the duty of care and undertaking to indemnify them to the fullest extent permitted by Israeli law, including with respect to liabilities resulting from certain acts performed by such office holders in their capacity as an office holder of the Company, our subsidiaries or our affiliates.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement on Form S-8 are listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on this 20th day of September, 2018.

GALMED PHARMACEUTICALS LTD.

By:	/s/ Allen Baharaff
Name: Allen Baharaff
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Allan Baharaff and Yohai Stenzler, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Allen Baharaff	President and Chief Executive Officer	September 20, 2018
Allen Baharaff	(Principal Executive Officer)

/s/ Yohai Stenzler	Chief Financial Officer	September 20, 2018
Yohai Stenzler	(Principal Financial and Accounting Officer)

/s/ Chaim Hurvitz	Chairman of the Board	September 20, 2018
Chaim Hurvitz

/s/ Shmuel Nir	Director	September 20, 2018
Shmuel Nir

/s/ Tali Yaron-Eldar	Director	September 20, 2018
Tali Yaron-Eldar

/s/ David Sidransky, M.D.	Director	September 20, 2018
David Sidransky, M.D.

/s/ William Marth	Director	September 20, 2018
William Marth

/s/ Prof. Ran Oren, M.D.	Director	September 20, 2018
Yehezkel (Chezy) Ofir

/s/ Carol L. Brosgart, M.D.	Director	September 20, 2018
Carol L. Brosgart, M.D.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Galmed Pharmaceuticals Ltd. has signed this Registration Statement on this 20th day of September, 2018.

Puglisi & Associates

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1, as filed with the Commission on February 28, 2014)
4.1	2013 Incentive Share Option Plan (incorporated by reference to Exhibit 99.1 on Form 6-K furnished with the Commission on April 2, 2015)
5.1*	Opinion of Meitar Liquornik Geva Leshem Tal (including consent)
23.1*	Consent of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu Limited, as independent registered public accounting firm of the Registrant
23.2 *	Consent of Meitar Liquornik Geva Leshem Tal (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

* Filed herewith